Exhibit 4.16

e-Learning Licensing Agreement

The e-Learning Licensing Agreement (hereinafter referred to as “this Agreement”) is a legal agreement between Robot Consulting Co., Ltd. (hereinafter referred to as “Party A”) and Bran Co., Ltd. (hereinafter referred to as “Party B”) regarding e-Learning (hereinafter referred to as “Training”). Party A and Party B enter into this Agreement regarding Party A’s granting of permission to Party B to use this Training.

Article 1 (License Grant)

1.	Party A shall grant Party B the right to use the Training during the term of this Agreement.
2.	Party A shall issue the necessary ID and password for accessing the Training to Party B on a per-user basis for each registered user and administrator.
3.	Party B may use the Training through compatible browsers (Google Chrome, Safari) on multiple devices (including but not limited to computers, mobile phones, and tablets).
4.	Party B may use this Training only at Party B’s place of business or at locations designated for remote work.
5.	The period during which the Training may be used, as permitted under Paragraph 1 of this Article, shall be one month from the date the account is issued to the user by the Company.
6.	The use of this Training is limited to Japan.

Article 2 (Sublicensing)

1.	Party B shall not sublicense, lend, or otherwise transfer the Training to any third party other than Party B without the prior written consent of Party A.
2.	If Party B sublicenses the rights granted under this Agreement to a third party other than Party B with the prior written consent of Party A, Party B shall impose on such third party obligations equivalent to those specified in this Agreement, and Party B shall be liable to Party A for all acts of such third party.

Article 3 (Prohibition of Use for Other Purposes)

Party B may use this Training solely for the purpose of its business (hereinafter referred to as “the Purpose”) and may not use it for any other purpose.

Article 4 (Consideration)

Party B shall pay Party A the following amount as consideration for the use of the Training under this Agreement:

(1)	Basic Fee: As specified in the invoice issued by Party A
(2)	Training Costs: As specified in the invoice issued by Party A
(3)	Payment Amount: The amount specified in the invoice issued by Party A shall be paid in a single lump sum.
(4)	Payment Method: The payment shall be made by bank transfer to the corporate bank account specified in the invoice issued separately by Party A. Note that any bank transfer fees shall be borne by Party B.
(5)	Payment Due Date: The payment shall be made by the payment due date specified in the invoice issued by Party A.

Article 5 (Ownership of Rights)

All copyrights (including the rights specified in Articles 27 and 28 of the Copyright Act) and other intellectual property rights (hereinafter referred to as “copyrights, etc.”) related to this Training shall belong to Party A. The conclusion of this Agreement shall not transfer any copyrights, etc. related to this Training from Party A to Party B.

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Article 6 (Prohibited Acts)

Party B shall not engage in any of the following acts without prior written consent from Party A:

(1)	Reproducing, transferring, selling, or subletting all or part of this Training program, or creating, transferring, selling, or subletting derivative works thereof
(2)	Modifying, reverse engineering, disassembling, or decompiling all or part of this Training program
(3)	Removing or rendering illegible any copyright notices, trademarks, or other proprietary notices displayed in this Training or during its operation
(4)	Modifying, adapting, or combining this Training with other software
(5)	Any use of this Training program beyond the scope permitted by this agreement

Article 7 (Maintenance)

Party A shall not be obligated to provide Party B with any maintenance services, including but not limited to bug fixes, inquiry responses, version updates, or information provision, related to this Training program.

Article 8 (Audit)

Party B shall promptly report in writing to Party A upon request during the term of this Agreement regarding the status of use of this Training program. Furthermore, if Party A determines that an audit is necessary, Party A may conduct an audit of the status of use of this Training program through a third party commissioned by Party A without obtaining the prior consent of Party B. However, any costs incurred in connection with the audit shall be borne by Party B.

Article 9 (Scope of Warranty and Liability)

1.	Party A shall provide the Training to Party B “as is,” and Party A shall not be liable for any breach of contract or warranty regarding the Training.
2.	Party A does not guarantee that the Training will be free from errors, malfunctions, defects, or other issues. Party A shall not be liable for any results arising from the use or inability to use the Training.
3.	Party A may modify the specifications of this Training without prior notice and shall not, whether expressly or impliedly, guarantee that the functions, performance, or quality of this Training will be suitable for Party B’s specific purposes.
4.	Party A shall not provide any warranties, including those provided by Party A’s sales agents or retailers, other than those specified in this Agreement.
5.	Party A shall not be liable for any damages (including loss of income or profits) incurred by Party B as a result of using this Training.
6.	The foregoing provision shall remain in full force and effect even if Party A or its sales agents or retailers had previously warned of the possibility of damage arising from the use of this Training.

Article 10 (Infringement of Third-Party Rights)

1.	Party A and Party B shall immediately notify the other party upon discovering any infringement or potential infringement of third-party rights related to the copyright or other intellectual property rights of this Training.
2.	In the case referred to in the preceding paragraph, if Party B wishes to initiate litigation, arbitration, or other legal proceedings against such third party, or to resolve the dispute through settlement or other means, Party B shall bear the costs thereof.
3.	Party A or Party B shall cooperate in good faith within a reasonable scope, including providing necessary technical or other information, regarding the legal response to third parties as specified in the preceding paragraph of this Article.

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Article 11 (Measures upon Termination of the Agreement)

If the term of this Agreement as specified in Article 1, Paragraph 5 expires, Party A shall suspend the use of the account issued to Party B.

Party A shall retain any data entered or stored by Party B for a period of three months. If Party B wishes to continue using the Account, Party B shall enter into a new license agreement for the use of the Account with Party A.

Article 12 (Injunction)

If Party B breaches this Agreement, Party A may request Party B to cease using the Training.

Article 13 (Confidentiality)

1.	Party A and Party B shall keep confidential all technical, business, and operational information of the other party obtained in connection with this Agreement (hereinafter collectively referred to as “Confidential Information”), and shall not disclose or leak such Confidential Information to any third party without the prior written consent of the other party. In maintaining such confidentiality, Party A and Party B shall manage Confidential Information with the care of a prudent manager.
2.	The following information shall not be deemed Confidential Information:

(1)	Information that was already in the possession of the receiving party at the time of disclosure
(2)	Information that was already publicly known at the time of disclosure or subsequently became publicly known through no fault of the disclosing party
(3)	Information lawfully obtained from a third party without any obligation of confidentiality after disclosure
(4)	Information independently developed or created without relying on the disclosed confidential information

3.	Party A and Party B shall disclose confidential information only to their own employees, parent companies, subsidiaries, affiliated companies, sister companies, or related companies, or to joint researchers, contractors, attorneys, certified public accountants, tax accountants, or other advisors who have been imposed the same obligations as those imposed on themselves under this Agreement, and shall not use such information for any purpose other than the performance of this Agreement. Party A and Party B shall be solely responsible for the fulfillment of the obligations arising from the disclosure of confidential information to the persons specified in this section.
4.	Notwithstanding the provisions of Article 1, Party A and Party B may disclose confidential information to the extent necessary in accordance with laws, court orders, rules, or orders of regulatory authorities, financial instruments exchanges, or other public authorities with regulatory authority. In such cases, Party A and Party B shall promptly notify the other party of such disclosure.
5.	Party A and Party B shall not reproduce or duplicate Confidential Information beyond the scope necessary for the purposes of this Agreement, and any copies or reproductions shall be deemed to be part of the Confidential Information.
6.	Party A and Party B shall promptly return or destroy confidential information (including copies or reproductions) upon the termination of this Agreement for any reason, including termination or cancellation, in accordance with the other party’s instructions. When destroying confidential information, Party A and Party B shall ensure that it cannot be reused.
7.	Party A and Party B may take measures to prevent the disclosure or unauthorized use of confidential information by the other party if there is a risk that the other party may disclose or use confidential information in violation of this Article.

Article 14 (Termination of the Agreement)

1.	Party A may terminate this Agreement if Party B violates any provision of this Agreement, and despite Party A’s written notice specifying a reasonable period for remedy, such violation is not remedied within 10. However, this shall not apply if the violation at the time of the expiration of such period is deemed minor in light of this Agreement and general business practices.

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2.	Party A may terminate this Agreement immediately without any notice if any of the following circumstances arise:

However, if the grounds for termination are attributable to the party seeking termination, termination shall not be permitted.

(1)	When there is a material breach or breach of trust by the other party in connection with this Agreement
(2)	When the performance of all or part of the obligation is impossible, or when the other party clearly indicates its intention to refuse to perform all or part of the obligation. However, in the case of partial impossibility of performance, termination shall be limited to the impossible portion.
(3)	Notwithstanding the preceding provision, if the performance of a part of the obligation is impossible or the other party clearly indicates its intention to refuse to perform a part of the obligation, and the remaining part alone is insufficient to achieve the purpose of this Agreement, the other party may terminate this Agreement in its entirety.
(4)	In cases where the purpose of this contract cannot be achieved unless performance is made by a specific date or within a certain period, and the other party fails to perform and the period has expired
(5)	In addition to the cases listed above, if the other party fails to perform its obligations and, even after being urged to do so, it is clear that performance sufficient to achieve the purpose of this Agreement is unlikely to be made
(6)	When the contracting party receives a disposition from the competent authority revoking or suspending its business operations
(7)	When the other party falls into a state of suspension of payments or inability to pay, or when a promissory note or check issued or accepted by the other party is dishonored, or when the other party is subject to a bank transaction suspension order
(8)	When there is a significant deterioration in creditworthiness or when there is a significant change in business operations that affects creditworthiness
(9)	When proceedings such as attachment, provisional attachment, provisional disposition, or other enforcement measures, including auction or sale for the enforcement of security interests, or tax delinquency dispositions, or other similar procedures are initiated by a third party
(10)	When a petition for bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or special liquidation proceedings is filed, or when notice of debt restructuring is given
(11)	When a resolution is made to dissolve the company through merger, reduce capital, cease or change operations, or dissolve the company
(12)	When any other material circumstances arise that render the continuation of this Agreement impossible

3.	If this Agreement is terminated based on the preceding two paragraphs and damage is incurred as a result, the party terminating the Agreement may claim compensation for such damage from the other party.
4.	Party B shall not be entitled to claim compensation for any damages incurred as a result of such termination.
5.	If Party B falls under any of the items listed in Article 2 , or if this Agreement is terminated, Party B shall automatically lose the benefit of any grace period with respect to all obligations arising from this Agreement and any other agreements entered into between Party B and Party A, and Party B shall immediately settle all obligations owed to Party A in a lump sum.

Article 15 (Damages)

If either Party causes damage to the other Party due to its own fault in breach of this Agreement, such Party shall be liable to compensate the other Party for all damages (including reasonable attorneys’ fees) incurred as a result.

Article 16 (Exclusion of Anti-Social Forces)

1.	Party A and Party B hereby declare that they do not currently fall under any of the following categories and hereby commit that they will not fall under any of the following categories in the future:

(1)	Being a member of a violent gang, a former member of a violent gang within the past five years, an associate of a violent gang, a company affiliated with a violent gang, a professional agitator, or any other person engaged in similar activities (hereinafter referred to as “violent gang members, etc.”)
(2)	Having a relationship where it is recognized that organized crime group members, etc. exercise control over management
(3)	Having a relationship where it is recognized that organized crime group members, etc. are substantially involved in management

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(4)	Having a relationship with gang members, etc., where it is deemed that they are improperly utilizing gang members, etc., for the purpose of obtaining unlawful benefits for oneself, one’s company, or a third party, or for the purpose of causing harm to a third party
(5)	Having a relationship with organized crime group members, etc., that is deemed to involve providing funds or other benefits to such individuals
(6)	Having a relationship with a member of a violent gang or similar individual that is socially reprehensible, where such individual is an officer or substantially involved in management

2.	Party A and Party B hereby undertake not to engage in any of the following acts, either directly or through a third party:

(1)	Violent demands
(2)	Unjust demands exceeding legal responsibility
(3)	Threatening or violent behavior in connection with transactions
(4)	Spreading false rumors, using deceitful means, or exerting pressure to damage the reputation of the other party or interfere with the other party’s business
(5)	Any other acts equivalent to the foregoing

3.	Party A or Party B shall not engage in any of the following acts if the other party is a member of a criminal organization or falls under any of the categories listed in paragraph 1, or if it is determined that the other party has committed any of the acts specified in the preceding paragraph, or has made a false declaration regarding the representations and warranties based on the provisions of the preceding paragraph, then either Party may terminate this Agreement without any notice to the other party, regardless of whether there is any fault on its part.
4.	Party A and Party B hereby confirm and agree that, in the event this Agreement is terminated pursuant to the preceding paragraph, neither party shall be liable for any damages incurred by the other party.

Article 17 (Amendment of the Agreement)

This Agreement may only be amended by written agreement between Party A and Party B.

Article 18 (Prohibition on Assignment of Rights or Obligations under this Agreement)

Party A and Party B shall not assign, transfer, or pledge any part or all of their rights or obligations under this Agreement to a third party without the prior written consent of the other party.

Article 19 (Consultation)

Any matters not provided for in this Agreement shall be resolved through sincere consultation between Party A and Party B.

Article 20 (Governing Law and Jurisdiction)

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.
2.	Any disputes arising out of or in connection with this Agreement shall be submitted to the Tokyo District Court as the exclusive jurisdiction court for the first instance.

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As evidence of the formation of this Agreement, two copies of this Agreement or an electronic record of this Agreement shall be prepared, signed and sealed by both Party A and Party B, or signed or electronically signed, and each party shall retain a copy.

July 1, 2024

Party A: 5-22-6 Shinbashi, Minato-ku, Tokyo, Japan, Le Grasier BLDG.2 – 6th Floor

Robot Consulting Co., Ltd.

Representative Director: Hidetoshi Yokoyama

Party B: 6th Floor, First Yayoi Building, 4-2-2 Ginza, Chuo-ku, Tokyo,

Bran Co., Ltd.

Representative Director: Yoshikoshi Masako

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